                                                               EXHIBIT 10(b) iii

July 14, 1998


Mr. Mark Tomkins
11504 Longview Landing Drive
Richmond, VA  23233

Dear Mark:

I am delighted to offer you the position of Vice President, Chief Financial Officer of Great Lakes Chemical Corporation. Your bi-weekly base salary will be $9,615.38. In addition to your base salary, you will receive a one time sign on bonus of $40,000.00. As Vice President, Chief Financial Officer, you will report directly to me. Upon approval of the Board of Directors, you will be named an Officer of the company. Your office will be located in Indianapolis, Indiana.

In addition to your base salary, you will be eligible to participate in the Company's Management Incentive Compensation Plan (MICP). Your targeted participation level in this bonus program will be established at 50% of your annual base salary. Your 1998 eligibility will be prorated based upon your starting date and will be guaranteed at the 50% level for the remainder of the year. With regard to future payouts, your bonus award could be higher or lower than the targeted percentage, based upon the performance of the Corporation as well as your own individual performance level.

In addition, I will nominate you at the next regularly scheduled meeting of the Great Lakes Board of Directors following the commencement of your employment, to receive the option to purchase twenty thousand (20,000) shares of Great Lakes common stock under the terms and conditions of the 1993 Employee Stock Compensation Plan, as amended. A Plan Document explaining the provisions of the Plan will be provided during your first week of employment.

You will be eligible to participate in the Company's benefit programs associated with full-time employment (according to the terms and conditions contained in such programs). In addition, you will be eligible to participate in four (4) executive benefit programs:

o    Supplemental Retirement Plan
o    Supplemental Savings Plan
o    Deferred Compensation Plan
o    Supplemental Long Term Disability Plan

Various coverages are subject to applicable medical requirements. Again, the details of all the above benefit plans will be provided to you during your first week of employment.

You will be provided a Change In Control (CIC) Agreement at 3x's your annualized earnings and you will be eligible under our Executive Severance Plan according to the terms and conditions contained within that Plan.

You will be entitled to four (4) weeks of vacation per year with a pro-rated amount applied to the remainder of 1998.

You will be eligible to participate in our Executive Automobile Policy. The maximum company contribution towards the purchase of an automobile is currently $37,500.

Great Lakes Chemical Corporation utilizes Prudential Relocation Services. Upon acceptance of this offer, you will be eligible for our Executive Relocation Package, and Prudential will be contacted to begin the relocation process.

As with all of our employment relationships, your employment status will be that of an "at will" employee of Great Lakes Chemical Corporation.

In addition, Great Lakes has a Drug and Alcohol Awareness and Testing Policy by which you will be expected to abide. This offer is conditional upon your submitting to a pre-employment drug test. You may contact Symea Black in our Human Resources group at (765) 497-6028 in order to schedule an appointment. The Pre-employment Consent for Drug Testing and Record Release form must be signed and the original returned to the Human Resources Department. A self addressed envelope is enclosed for your convenience in order to return this form.

As you know, I want very much to accelerate this process. Based upon our previous discussions, you have a great feel for what I need to do and how I need to get there. Therefore, I am anxious to get your acceptance prior to 8:00 a.m.
(CST) July 17, 1998, at which time this offer will expire.  Please reach me at
(765) 497-6240 today.  If you cannot reach me, please call Mark Esselman at
(765) 497-6156 during the day, or at (765) 447-1666 at home during the evenings. Of course, I would like to invite you and your family to Indianapolis so you can get a feel for what I hope will be your next home.

For your information, I have a CEC (Central Executive Committee) planned for July 20 and 21 in West Lafayette. It would be important that you make plans to attend this meeting.

In addition, I fully understand the importance of not creating ill will with your current employer. Thus, it is important that you do provide them with an appropriate "notice period" of two (2) weeks. However, in order to begin our efforts quickly and decisively, I am looking for you to begin employment at Great Lakes no later than August 3, 1998. Of course, in the unlikely scenario in which Allied might request immediate departure upon your "notice," I would be happy to move up your start date with Great Lakes as appropriate.

Mark, I believe that this organization can do great things. I believe just as firmly that your contributions can add to and accelerate this process. I know you can, and will, make great contributions and have some fun in your career adventure at Great Lakes. I want you to join me in these endeavors!

Now, lets get together and get some wins!

Regards,



Mark P. Bulriss
President & CEO